Exhibit 99
NEWS RELEASE
Contact: Marty Ordman
+1-818-874-4834
Dole Food Company, Inc. Names David A. DeLorenzo
President and Chief Executive Officer
WESTLAKE VILLAGE, California — June 5, 2007 Dole Food Company, Inc. today announced that it has named David DeLorenzo as its new President and Chief Executive Officer. Mr. DeLorenzo has been associated with Dole for over 37 years, and is currently serving on the Board of Directors and chairs the Audit Committee. David DeLorenzo has held various executive positions at Dole including President, Chief Operating Officer and Vice Chairman of the Board.
Richard Dahl, currently President and Chief Operating Officer, will be leaving the company to pursue personal business interests.
David H. Murdock, the owner of Dole, previously acted as Chief Executive Officer and will remain Chairman of the Board. Mr. Murdock commented that, “We are pleased to have David undertake this expanded leadership role in the company. His knowledge and experience in the industry are unprecedented.”
Dole Food Company, Inc., with 2006 revenues of $6.2 billion, is the world’s largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers. Dole markets a growing line of packaged foods and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.
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